Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Spectaire Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registere (1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	8,307,288	(2)	$1.475	(4)	$12,253,249.80	(4)	0.00014760	$1,808.58
Equity	Common stock, $0.0001 par value per share	Rule 457(h)	2,568,192	(3)	$1.475	(4)	$3,788,083.20	(4)	0.00014760	$559.12
Total Offering Amounts							$16,041,333.00			$2,367.7
Total Fee Offsets										-
Net Fee Due										$2,367.7

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of common stock, $0.0001 par value per share (“Common Stock”) of Spectaire Holdings Inc. (the “Company”) that become issuable under the Spectaire Holdings Inc. 2023 Incentive Award Plan (the “2023 Plan”) and the Spectaire Inc. 2022 Equity Incentive Plan (the “Prior Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock reserved for future issuance under the 2023 Plan as of the date of this Registration Statement, which includes (i) 5,418,117 shares of Common Stock initially reserved for issuance under the 2023 Plan, plus (ii) 320,979 shares of Common Stock that remained available for issuance under the Prior Plan as of the effective date of the 2023 Plan, plus (iii) 2,568,192 shares of Common Stock that may become available under the 2023 Plan upon the expiration, lapse, termination, exchange for or settlement in cash, surrender, repurchase or cancelation of awards outstanding under the Prior Plan.

(3)	Represents shares of Common Stock underlying restricted stock unit awards outstanding under the Prior Plan as of the date of this Registration Statement.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of Common Stock on the Nasdaq Stock Market LLC on February 21, 2024.